April 16, 2010

SALE AND PURCHASE AGREEMENT
OF THE COMPANY DATA PRESSE

BETWEEN
Mr Jacques Hamel, residing La Mayoufière – 42370 Renaison, France
Ms Martine Perron, residing La Mayoufière – 42370 Renaison, France
Miss Eugénie Hamel, residing La Mayoufière – 42370 Renaison, France, represented by Mr Jacques Hamel, duly entitled by a power which a copy is set out in Schedule 0 hereto,
Mr. Nicolas Hamel, residing 53 rue des Prairies – 75020 PARIS, France, represented by Mr Jacques Hamel, duly entitled by a power which a copy is set out in Schedule 0 hereto,
Ms Julie Noirard, residing 13 rue de l’Arsenal – 75004 PARIS, France, represented by Ms Martine Perron, duly entitled by a power which a copy is set out in Schedule 0 hereto,
Ms Clémentine Noirard, residing Meursault (21190), France, represented by Ms Martine Perron, duly entitled by a power which a copy is set out in Schedule 0 hereto,
Mr. Eric Noirard, residing 269 rue Bernard Ouest QC H2V1T5, Montréal, CANADA, represented by Ms Martine Perron, duly entitled by a power which a copy is set out in Schedule 0 hereto,
Hereinafter referred to as the “Sellers”,
OF THE FIRST PART
AND
VOCUS HOLDINGS B.V., a private company with limited liability (“besloten vennootschap”) organised under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands, and its place of business at Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands (the “Purchaser”), represented by Stephen Vintz and Equity Trust Co. N.V., acting in their capacity as managing directors.
Hereinafter referred to as the “Purchaser”
OF THE SECOND PART

TABLE OF CONTENTS

1. SALE AND PURCHASE	5

1.1 Sale and purchase of the Shares	5
1.2 Joint and several obligation of the Sellers	5

2. PRICE	5

2.1 Estimated Price	6
2.2 Purchase Price Adjustment.	6
2.3 Earn-Out	8

3. CONDITIONS PRECEDENT Intentionally deleted	9

4. CLOSING	9

4.1 Closing Date	9
4.2 Documents to be delivered to the Purchaser	9
4.3 Appointment of the President and Assistance of Pressetel	10
4.4 Refunding of the current accounts of Mr. Jacques Hamel and Ms. Martine Perron	11

5. SELLERS’ OBLIGATIONS PENDING CLOSING Intentionally Deleted	11

6. REPRESENTATIONS AND WARRANTIES	11

6.1 The Guarantors’ representations and warranties	11
6.2 Guarantors’ liability	23

7. INDEMNIFICATION	23

7.1 Guarantors’ undertaking	23
7.2 Absence of Guarantors’ liability	24
7.3 Claim period	24
7.4 Intentionally Deleted	24
7.5 Third party claims	24
7.6 Damage relating to a change in timing	25
7.7 Payment	25

8. NON COMPETITION	25

8.1 Non-Competition, Non-Solicitation and Non-Disclosure	25

9. ASSIGNMENT	28

9.1 Personal contract	28
9.2 Death or incapacity	28

10. EXPENSES	28

11. CONFIDENTIALITY	28

11.1 Confidentiality of the transaction	28
11.2 Announcements	28
11.3 Obligations of the parties	28

12. NOTICES	28

12.1 Provision of notice	28
12.2 Authority to accept notices	29

13. CHOICE OF LAW AND JURISDICTION	29

13.1 Choice of law	29
13.2 Jurisdiction	29

14. WAIVERS	29

15. HEADINGS	29

16. WHOLE AGREEMENT	29
TABLE OF SCHEDULES AND EXHIBITS

Schedule 0	Powers
Schedule 1	List of the documents mentioned in the online dataroom
Schedule 2	Registration Fee Reimbursement Calculation, Allocation of Purchase Price
Schedule 3	The contracts
Schedule 4	The Company’s and Subsidiary’s status
Schedule 5	K-bis excerpt
Schedule 6	Holdings and mandates
Schedule 7	The Financial Statements
Schedule 8	The Shares
Schedule 9	Tangible Assets
Schedule 10	Leases
Schedule 11	Intellectual Property
Schedule 12	Security interests and pledges
Schedule 13	Contracts
Schedule 14	Personnel
Schedule 15	Insurance
Schedule 16	Litigation
Schedule 17	Lists of the persons who have received powers

Schedule 18	Products, Services and Authorizations
Schedule 19	Customers and Suppliers
Schedule 20	Banking Facilities
Exhibit A	Estimated Balance Sheet
Exhibit B	Form of Sellers’ Release Agreement
Exhibit C	Management Agreement between Pressetel and the Company
Exhibit D	Form of Release Agreement from Former Shareholders of the Subsidiary
Exhibit E	Riorges Lease Amendment

WHEREAS :
DATA PRESSE (the “Company”) is a société par actions simplifiée with a capital of EUR 200,000 whose registered office is at 137 rue du 8 mai 1945 – 42153 Riorges and which is registered under n°400 631 990 at the Commercial and Companies Registry of Roanne.
The capital of the Company is EUR 200,000 divided into 8,000 shares of EUR 25 each (the “Shares”). The Sellers together hold all the Shares in the proportions set out in Schedule 8 hereto.
The Company’s principal business is the creation, production, acquisition, marketing of all software and databases for management and distribution of press releases to the Medias (the “Business”).
The Company has acquired all of the shares (the “Subsidiary’s Shares”) of Archipel Productions, S.A.R.L., a Moroccan company (the “ Subsidiary”), incorporated under the corporate form of a société à responsabilité limitée with a capital of MAD 250,000 whose registered office is at 7 rue Assilah, Casablanca, Morocco and which is registered under n°175369 at the Companies Registry of Casablanca.
The Sellers wish to sell and the Purchaser wishes to purchase all, but not less than all, of the Shares.
For purposes hereof, each of the Sellers and the Purchaser have received a CD-Rom which contains all the documents set out in the online dataroom. The list of these documents is set out in Schedule 0. The Schedules to this Agreement reference the numbers on this list.
NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	SALE AND PURCHASE

1.1	Sale and purchase of the Shares

The Sellers hereby sell and the Purchaser hereby purchases all, but not less than all, of the Shares in accordance with the terms and conditions of this Agreement together with all rights now or hereafter attaching thereto.

1.2	Joint and several obligation of the Sellers

Each obligation of the Sellers under this Agreement is joint and several. With respect to the sale of each Seller’s Shares, each Seller undertakes to sell the Shares owned by him, and to procure the sale by the other Seller of those Shares owned by the other Seller, so that at Closing the Purchaser will own and have good title to all 8,000 Shares, including all voting rights thereto.

2.	PRICE

The purchase price (the “Price”) for all of the Shares, shall be EUR SEVEN MILLION THREE HUNDRED THOUSAND (7,300,000) i.e., EUR 912.5 per Share, subject to the adjustments set forth in Articles 2.2 and 2.3. Such Price shall be paid by the Purchaser to the Seller in the following manner:
2.1	Estimated Price

On the Closing Date as defined in Article 4.1 below, the Purchaser shall pay a proportionate share of the Estimated Price to each Seller by certified check or wire transfer in proportion to his respective holding of Shares in the proportions set forth in Schedule 8 and each Seller shall give to the Purchaser a receipt for that part of the Estimated Price received by him For purposes of this Article 2.1, the “Estimated Price” shall be EUR 7,161,701.

2.2	Purchase Price Adjustment.
2.2.1	The Price shall be increased or decreased, on a euro-for-euro basis, by the amount (if any) by which the total liabilities of the Company and the Subsidiary on a consolidated basis as of the Closing Date is less than or exceeds the Company’s and the Subsidiary’s (on a consolidated basis) current assets as of the Closing Date (the “Working Capital Adjustment”). For purposes of computing the working capital adjustment, the reasonable costs incurred by Data Presse in (i) Data Presse’s acquisition of the shares of Archipel Production (not to exceed EUR 66,810) and (ii) preparing the different financial statements or estimated interim accounts at January 31, February 28, and March 31, 2010 (not to exceed EUR 31,900) shall be excluded. The Sellers acknowledge and agree that they shall reimburse the Purchaser for the portion of the registration fee (which reimbursement shall not be an adjustment to the Price) as set forth in Schedule 2, and the wire instructions contained in Schedule 1 have reflected that reimbursement.

2.2.2	The Sellers delivered to the Purchaser an estimated balance sheet of the Company as of March 31, 2010, prepared in accordance with GAAP (the “Estimated Balance Sheet”), together with supporting schedules, including lists of all trade payables, accrued expenses and accounts receivable of the Company reflected in the Estimated Balance Sheet. A copy of the Estimated Balance Sheet is attached hereto as Exhibit A. Pursuant to the Estimated Balance Sheet the estimated Working Capital Adjustment to the Price (the “Estimated Working Capital Adjustment”) is EUR 237,009.

2.2.3	Within 75 days following the Closing, the Purchaser shall prepare, or cause to be prepared, a balance sheet of the Company as of the Closing Date, prepared in accordance with GAAP (the “Closing Date Balance Sheet”). Promptly thereafter, the Purchaser shall prepare and deliver to the Sellers a certificate, verified as to accuracy by an officer of the Purchaser (the “Closing Date Payment Certificate”) (i) attaching a copy of the Closing Date Balance Sheet and (ii) setting forth its determination of the Working Capital Adjustment, if any, which shall be prepared in accordance with GAAP. If within 30 days after the Closing Date Payment Certificate is delivered to the Sellers, the Sellers shall not have given written notice to the Purchaser setting forth in reasonable detail any objection to the Working Capital Adjustment, then such determination of the Working Capital Adjustment shall be final and binding on the parties. If the Sellers, within such 30 day period following delivery of the Closing Date Payment Certificate, shall give written notice to the Purchaser setting forth in reasonable detail any objection to such determination of the Working Capital Adjustment, the Purchaser and the Sellers shall endeavor to reach agreement within the ten business day period following the receipt by the Purchaser of any notice of objection. If the parties are unable to reach agreement within such ten business day period, then the matter shall be submitted to the Independent Accountants for determination of the Working Capital Adjustment, which determination shall be final and binding on the Purchaser and Sellers. In connection with the resolution of any dispute described herein, each party shall pay its own fees and expenses, including its own legal, accounting and consulting fees and expenses. If the Working Capital Adjustment (as determined by the Independent Accountants) does not exceed the Working Capital Adjustment as set forth in the Closing Date Payment Certificate by at least €100,000, then the cost and expense of the Independent Accountants shall be paid by the Sellers, on a joint and several basis; in all other cases, the cost and expense of the Independent Accountants shall be borne equally by the Purchaser and the Sellers (in each case, jointly and severally).
2.2.4	If the Working Capital Adjustment is greater than the Estimated Working Capital Adjustment as set forth in the Estimated Closing Date Payment Certificate, then the Sellers shall jointly and severally repay to the Purchaser within ten (10) business days following receipt of the Closing Date Payment Certificate or, if disputed, within ten business days following the earlier of the date on which the parties resolve the dispute or the date of determination of the Working Capital Adjustment by the Independent Accountants, the difference between the Working Capital Adjustment and the Estimated Working Capital Adjustment. If the Estimated Working Capital Adjustment is less than the Working Capital Adjustment as determined herein, then the Purchaser shall pay to the Sellers, on a pro rata basis in accordance with their respective Shares, within ten (10) business days following receipt of the Closing Date Payment Certificate or, if disputed, within ten business days following the earlier of the date on which the parties resolve their dispute or the date of determination of the Working Capital Adjustment by the Independent Accountants, the difference between the Estimated Working Capital Adjustment and the Working Capital Adjustment.

2.2.5	For all purposes of this Agreement, the term “Independent Accountants” shall mean an independent accounting firm of national or regional reputation which is selected by the Purchaser and the Sellers (or if they cannot agree by decision of the President of the Commercial Court of Paris given in summary proceedings (statuant en référé), upon request of either party).

2.2.6	For all purposes of this Agreement, the term “GAAP” shall mean the accounting principles generally accepted in France and defined in the Nouveau Plan Comptable Français and drawn up in accordance with the standards of the Ordre des Experts-Comptables Français and the Conseil National de la Comptabilité.

2.3	Earn-Out.

As additional consideration for the purchase of the Shares, the Sellers shall be entitled to receive the amount of cash payable in accordance with this Article 2.3.
2.3.1	The Sellers shall be entitled to receive an amount equal to €175,000 (the “Transition Amount”) if Mr Jacques Hamel exercises his functions directly, or through one of his Affiliates (including Pressetel) in the Company during a period of one year from the Closing Date. In case of his or his Affiliate’s dismissal without Cause (as defined herein), by the Purchaser, of its functions during this time period, Sellers will be entitled to receive the Transition Amount pro rata based on the portion of the year he was working with the Company.

2.3.2	If the Company’s Turnover Growth is equal to or greater than 10%, then Purchaser shall pay the Sellers an amount equal to €189,000 (the “Turnover Amount”). Additionally, for each full percentage point that the Company’s Turnover Growth exceeds 10%, the Turnover Amount shall be increased by €21,000. If the Company’s Turnover Growth is less than 10%, no Turnover Amount shall be paid; and in no event shall the Turnover Amount exceed €315,000.

2.3.3	If the Company’s EBIT Margin equals or exceeds 18.6%, then Purchaser shall pay the Sellers an amount equal to €210,000 (the “EBIT Amount,” and together with the Transition Amount, if applicable, and the Turnover Amount, if applicable, the “Earn-Out Amount”). If the Company’s EBIT Margin is less than 18.6%, no EBIT Amount shall be paid. For purposes hereof, all incremental costs and expenses incurred by the Company on demand of the Purchaser that are incurred solely in connection with the adaptation of the administrative structure of the Company and the Subsidiary will be excluded from the determination of the Company’s EBIT Margin (for example: incremental fees and expenses associated solely with the implementation of the Vocus reporting process, transformation of the financial statements into US GAAP, recruitment of a financial controller or accountant and recruitment of a successor managing director or gérance.

2.3.4	For purposes hereof, (i) “Turnover Growth” means the percentage increase (rounded down to the nearest full percentage point), if any, in the Turnover between the 12 month periods ended April 30, 2011 and April 30, 2010, (ii) “Turnover” means the Company’s turnover for the applicable period, determined on a consolidated basis in accordance with GAAP, but excluding any applicable capitalized software expenses, (iii) “EBIT Margin” means the Company’s EBIT for the 12 month period ended April 30, 2011 divided by the Company’s Turnover for the same period, (iv) “EBIT” means the Company’s Net Income for such period, with the extraordinary result, the amount of the employee profit sharing plan if applicable, all charges for interest expense and income taxes for such period added back and (v) “Net Income” means the net income (or loss) of the Company, determined on a consolidated basis and in accordance with GAAP for the 12 month period ended April 30, 2011, exclusive of any recoveries relating to the Presshall matter.

2.3.5	In no event shall the Earn-Out Amount exceed €700,000 in the aggregate. The Earn-Out Amount, if any, shall be paid to the Sellers, on a pro rata basis in accordance with their respective Shares, within ten business days following the date of the final determination of the Earn-Out Amount in accordance with Article 2.3.7. The parties hereto agree that no interest shall accrue on, or be due and payable with respect to, any Earn-Out Amount.
2.3.6	Sellers acknowledge and agree that Purchaser shall make business decisions that it believes are in the best interests of the Company, the Purchaser and Purchaser’s overall business and financial affairs and that Purchaser shall not be required to act in a manner that Purchaser does not believe is in its or the Company’s best interests, in order to achieve or maximize the Earn-Out Amount and Purchaser has given no assurance or representation to Sellers that any Earn-Out Amount will be achieved.

2.3.7	Within 75 days following April 30, 2011, the Purchaser shall prepare and deliver to Sellers a copy of the unaudited financial statements of the Company for the twelve month period ended April 30, 2011 along with a statement setting forth the Purchaser’s calculation of the Earn-Out Amount, if any, and financial data related to the Company’s EBIT and Turnover (the “Earn-Out Statement”). The Purchaser shall deliver and furnish to Sellers any other supporting or underlying documentation pertinent to the calculation of the Earn-Out Amount included in the Earn-Out Statement as may be reasonably requested by the Sellers. If within 30 days after the Earn-Out Statement is delivered to the Sellers, the Sellers shall not have given written notice to the Purchaser setting forth in reasonable detail any objection to the Earn-Out Amount, then such determination of the Earn-Out Amount shall be final and binding on the parties. If the Sellers, within such 30 day period following delivery of the Earn-Out Statement, shall give written notice to the Purchaser setting forth in reasonable detail any objection to such determination of the Earn-Out Amount, the Purchaser and the Sellers shall endeavor to reach agreement within the ten business day period following the receipt by the Purchaser of any notice of objection. If the parties are unable to reach agreement within such ten business day period, then the matter shall be submitted to the Independent Accountants for determination of the Earn-Out Amount, which determination shall be final and binding on the Purchaser and Sellers. In connection with the resolution of any dispute described herein, each party shall pay its own fees and expenses, including its own legal, accounting and consulting fees and expenses and except at provided in Article 2.2.3, the cost and expense of the Independent Accountants shall be borne equally by the Purchaser and the Sellers (in each case, jointly and severally).
3.	CONDITIONS PRECEDENT INTENTIONALLY DELETED.

4.	CLOSING

4.1	Closing Date

Closing shall take place on the date of this Agreement (hereinafter called “the Closing Date”).

4.2	Documents to be delivered to the Purchaser

On the Closing Date, the following documents shall be delivered by the Sellers to the Purchaser:
4.2.1	duly executed share transfer forms (ordres de mouvement) in respect of all of the Shares in favor of such person or persons as the Purchaser may specify and duly completed and executed tax forms No. 2759 (acte de cession de droits sociaux mon constaté par un écrit”)

4.2.2	a certified copy of the decision of the shareholders of the Company approving the Purchaser and such other persons or corporations as the Purchaser may specify as shareholders of the Company;

4.2.3	the shareholder accounts of the Company together with the Transfer Register in both cases up-to-date to record the transfers made pursuant to the share transfer forms referred to in Article 4.2.1 hereof;

4.2.4	the complete minute books of the president, the General Manager (gérance) and shareholders’ meetings of the Company in all cases up to date together with the attendance book in respect of president and general manager meetings and the relevant attendance sheets and proxies in respect of shareholders’ meetings;

4.2.5	a Release Agreement from each Seller in the form of Exhibit B attached hereto, duly executed by such Seller;

4.2.6	a Management Agreement between Pressetel and the Company in the form of Exhibit C attached hereto, duly executed by M. Hamel on behalf of both Pressetel and the Company;

4.2.7	the articles of association of the Subsidiary evidencing that the Company is the record owner of all of the Subsidiary’s Shares;

4.2.8	a Release Agreement from each former shareholder of the Subsidiary in the form of Exhibit D attached hereto, duly executed by such former shareholder and by Mr. Hamel on behalf of the Subsidiary;

4.2.9	the bank guaranty referenced in Article 7; and

4.2.10	The Riorges Lease Amendment signed by the landlord and tenant thereof, in the form of Exhibit E attached hereto.
4.3	Appointment of the President and Assistance of Pressetel

At the Closing Date the Sellers shall ensure that such board and/or shareholders’ meetings of the Company are held as the Purchaser may request to effect the appointment of such persons as the Purchaser may require as members of the supervisory board of the Company and as President of the Company.

Furthermore, the Sellers shall cause Pressetel to enter into a Management Agreement with the Company on the Closing Date in the form attached hereto as Exhibit C. The Management Agreement shall provide that the reasonable expenses the President incurs may be reimbursed to it upon presentation of supporting documents; that the one-

year period may continue by renewal by tacit agreement for a period of one year whose mains terms, including compensation, are to be agreed upon between the parties; and that Pressetel shall cause its representatives or employees, including Mr. Jacques Hamel, to cooperate with all reasonable requests of Purchaser with respect to Purchaser’s or its Affiliate’s securities law filings, and in that regard Pressetel shall acknowledge and agree that during the one year term it shall cause its officers and employees to give Purchaser access to all financial information applicable to the Company and the Subsidiary, to be available to answer questions regarding the Company and the Subsidiary and to sign representation letters with respect to audited financial statements for the Company and/or the Subsidiary, which audited statements will be prepared in accordance with U.S. GAAP principles. The Management Agreement shall also provide that unless Pressetel is terminated or dismissed as President for “Cause”, which shall include only (i) the conviction of Pressetel or of any officer, representative or employee of Pressetel of a crime, (ii) the failure of any officer or employee of Pressetel to work full-time for the Business or (iii) any breach of the Management Agreement (including the cooperation provisions referenced herein) or Article 8 of this Agreement, it shall continue to receive the remainder of the gross remuneration fee through the end of the first year following the Closing Date (the “Termination Indemnity”). However, all such payments will cease if either (a) Pressetel terminates or resigns from its functions or duties under the Management Agreement, (b) Mr. Hamel ceases to be Pressetel’s legal representative, (c) Mr. Jacques Hamel terminates his employment or other relationship with Pressetel voluntarily, whether as a result of death, disability, retirement or otherwise or (d) Pressetel is terminated for “Cause” (as such term is defined in this Article 4.3). For the avoidance of doubt, in light of its status of President of the Company Pressetel can be dismissed at will (ad nutum), and in this respect, the only indemnification it may be entitled to in case of dismissal is the Termination Indemnity due in case of termination without “Cause”.
4.4	Refunding of the current accounts of Mr. Jacques Hamel and Ms. Martine Perron

At the Closing Date the Company has refunded the shareholders’ currents accounts (in an amount not to exceed the amount booked as liabilities of the Company on the Estimated Balance Sheet) held by Mr. Jacques Hamel and Ms Martine Perron in the Company which amounts are EUR 73,197 in the aggregate.
5.	SELLERS’ OBLIGATIONS PENDING CLOSING INTENTIONALLY DELETED.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Guarantors’ representations and warranties

Jacques Hamel and Martine Perron (the “Guarantors”) make the representations and give the warranties (the “Representations and Warranties”) set forth below:
6.1.1	Corporate existence and capitalization of the Company and the Subsidiary

6.1.1.1	the Company DATA PRESSE is a duly organized société par actions simplifiée, validly existing under the laws of France whose registered office is at 137 rue du 8 mai 1945 – 42153 Riorges, registered with the Commercial and Companies Registry of Roanne under number 400 631 990 and whose registered capital is EUR 200,000 divided into 8,000 shares of EUR 25 each. The Company DATA PRESSE was previously a société à responsabilité limitée and was validly transformed in accordance with applicable law from the corporate form of a société par actions simplifiée on January 4, 2010;
6.1.1.2	The Subsidiary ARCHIPEL PRODUCTION is a duly organized société à responsabilité limitée validly existing under the laws of Morocco whose registered office is at 7 rue Assilah, Casablanca, Morocco under number 175369 and whose registered capital is MAD 250,000 divided into 1000 shares of MAD 250 each. The share capital of the Subsidiary was validly increased from MAD 100,000 to MAD 250,000 as of April 2, 2010;

6.1.1.3	a certified true and up-to-date copy of the Company’s statuts and of the Subsidiary’s statuts are attached as Schedule 4 hereto; the minutes and other corporate records of the Company and of the Subsidiary are accurate and up-to-date; the Company’s filings with the Commercial and Companies Registry and the Subsidiary’s filings with the Companies Registry are complete and up-to-date in all respects; the k-bis excerpt (company good-standing sheet) from the Commercial and Companies Registry of Roanne dated April 8, 2010 regarding the Company and the modèle 7 (company good-standing sheet) from the Companies Registry of Casablanca dated April 12,2010 regarding the Subsidiary and attached hereto as Schedule 5 is true and accurate;

6.1.1.4	the Company is not in a state of insolvency or in suspension of payments (cessation des paiements) and is not and has never been subject to a court-ordered reorganization or court-ordered liquidation proceedings or any other conciliation (règlement amiable) or collective bankruptcy proceedings provided for by the titre 1er du Livre VI of the commercial code. The Company is not in mandate ad hoc and has not requested a grace period in application of Article 1244-1 of the French Civil Code;

6.1.1.5	the Company (i) has the corporate power and authority and holds all governmental and other authorizations and permits to own all of its properties and other assets and to carry on its business as it is currently being conducted, and (ii) is in compliance with all laws and regulations to which it is subject. The Company is not in default with respect to any judgment or order of any court, arbitral tribunal or government department or agency;

6.1.1.6	the Company is not directly or indirectly a member of any partnership, joint venture, economic interest group or any other organization or structure having unlimited liability and does not have any branches, agencies or permanent establishments outside of France;

6.1.1.7	except as set forth in Schedule 6, the Company has not (i) held any shares in any corporation or other entity, or subscribed for such shares or (ii) exercised any mandate as board member or manager of any corporation or other entity or (iii) acted as de facto manager of any corporation or other entity.

6.1.2	The Shares

6.1.2.1	The Shares represent all of the Company’s share capital and are fully paid in and are freely transferable

6.1.2.2	there exists no agreement or undertaking pursuant to which any person is or could become entitled to request the issue of new shares by the Company. The Company has not issued any securities which could give rise to a capital increase or the issue of securities granting the right to any amount which the Company may distribute or voting rights or which could result in any limitation of the rights attached to the Shares;

6.1.2.3	each of the Sellers has full and valid title to those of the Shares set out across from his name in Schedule hereto, free from any lien, charge or encumbrance or any other third party rights, and at the Closing Date such title shall be validly transferred to the Purchaser or to such person or persons as the Purchaser may specify. All the authorizations which must be obtained prior to the transfer of the Shares, in application of the Company’s statuts and the law, have been or will, at the Closing Date, have been obtained.

6.1.2.4	Sellers collectively own, beneficially and of record, 100% of the Shares. Each Seller’s ownership of the Shares is as set forth on Schedule 8. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Shares is authorized or outstanding. The Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any Shares any evidences of indebtedness or assets of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Shares or any interest therein or to pay any distribution in respect thereof. There are no outstanding or authorized share appreciation, phantom equity or similar rights with respect to the Company. All of the issued and outstanding Shares were offered, issued and sold by the Company in compliance with applicable laws.

6.1.3	Effects of the Transfer of the Shares

6.1.3.1	To the best of the Guarantors’ knowledge, the transfer of the Shares to or in accordance with the Purchaser’s instructions will not result in:
(i)	any breach of any agreement or undertaking by the Company or the Company’s organizational documents;

(ii)	the violation of any legal requirements applicable to the Company or the Sellers;

(iii)	the violation of, conflict with, breach of, default under (whether with or without notice or the lapse of time or both), acceleration of the performance required by, or right to terminate, any contract or permit binding upon or applicable to the Company or the Sellers; or

(iv)	the creation of any lien on any of the Shares or on any of the assets of the Company.

Except for the contracts listed in Schedule 3.

6.1.4	Financial Statements of the Company and the Subsidiary

6.1.4.1	Copies of (i) the balance sheet, profit and loss account, and appendices of the Company as at September 30, 2009 (the “Company Balance Sheet Date”) certified by the statutory auditor of the Company (the “Company Financial Statements”) and (ii) the balance sheet, profit and loss account, and appendices of the Subsidiary as of December 31, 2009 (the “Subsidiary Balance Sheet Date”) certified by an officer of the Subsidiary (the “Subsidiary Financial Statements”; and together with the Company Financial Statements, the “Financial Statements”) are annexed as Schedule 7;

6.1.4.2	the Financial Statements were prepared in accordance GAAP, consistently applied;

6.1.4.3	the Financial Statements were prepared in the form required by relevant law and show a true, accurate and fair view of the financial situation, results and operations of the Company for the financial period ended on the Company Balance Sheet Date and for the Subsidiary for the financial period ended on the Subsidiary Balance Sheet Date;

6.1.4.4	at the Company or Subsidiary Balance Sheet Date, as applicable, neither the Company nor the Subsidiary had liabilities or obligations other than those set out, or for which adequate provision has been made, in the Financial Statements;

6.1.4.5	the depreciation and other provisions accounted for in the Financial Statements are sufficient, have been determined in accordance with applicable legislation and are conservative;

6.1.4.6	on the Closing Date there are no liabilities of the Company or the Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than (a) liabilities provided for in the Financial Statements and (b) liabilities which have arisen since the Company or Subsidiary Balance Sheet Date, as applicable, in the ordinary course of business;

6.1.4.7	all the accounts, books and records of the Company and the Subsidiary have been fully, properly and accurately kept and completed. They give a true, complete and fair view of the financial, contractual and business situation of the Company and the Subsidiary, as applicable, fixed and current assets and liabilities (actual and contingent), debtors, creditors and inventories and work in progress of the Company and the Subsidiary, as applicable.

6.1.5	Payables and Receivables

The estimated interim accounts at March 31, 2010 set out in Exhibit A contain (i) all trade payables and accrued expenses of the Company incurred in the ordinary course of business that are currently due and owing, and (ii) any other liabilities incurred by the Company that are currently due and owing are set out in Exhibit A. The trade and other receivables of the Company or the Subsidiary as shown in the Financial Statements and any receivables which have arisen since the applicable Balance Sheet Date are valid and have been recovered, or are recoverable in full (subject, in the case of receivables shown in the Financial Statements, to any provision for bad and/or doubtful debts appearing therein).

6.1.6	Taxes

6.1.6.1	The provisions for taxes and the provisions for social and parafiscal charges (including, but not limited to, social security contributions, and contributions to complementary welfare and pension schemes) which appear in the Financial Statements are sufficient for the payment of all taxes, social and parafiscal charges due or accrued at the Company or Subsidiary Balance Sheet Date, as applicable, (regardless of the date of the event which is the origin of the taxes, social or parafiscal charges and regardless of the date on which payment thereof is due). Each of the Company and the Subsidiary has filed all national, departmental and local tax and social declarations at the required time and has kept copies of the originals filed. All State, departmental and local taxes, and duties (including, but not limited to, corporation tax, value added tax, business tax, registration tax, land tax and customs duties) and all social and parafiscal charges owed by the Company or the Subsidiary or payable at the date hereof have been paid within the legal time limits;

6.1.6.2	each of the Company and the Subsidiary has withheld all tax and/or social or parafiscal charges to be withheld by it in respect of wages, license fees, interest or any other sum payable by it.

6.1.7	Ownership of Assets

6.1.7.1	Each of the Company and the Subsidiary has full and unencumbered title to all of its assets including its on-going business. All tangible assets (both real estate and otherwise) are properly constructed and in good condition, subject only to normal wear and tear, and have been consistently and properly maintained. None of such tangible assets is out of order or has any apparent defect which prevents or could prevent its use in the future in accordance with the purpose for which it was intended;

6.1.7.2	to the best of the knowledge of the Guarantors, each of the Company and the Subsidiary conducts its business and uses its assets in accordance with all legal or regulatory requirements, particularly with regard to health and safety.

6.1.7.3	Each of the Company and the Subsidiary owns, leases or otherwise has the right to use, without charge, all tangible and intangible assets necessary for the conduct of its business as presently conducted. The Company’s tangible assets are reflected in Schedule 9A and the Subsidiary’s tangible assets are reflected in Schedule 9B.

6.1.8	Leases

6.1.8.1	Attached to Schedule 10 are true, correct and complete copies of all lease agreements to which either the Company or the Subsidiary is a party whether as lessor or lessee (the “Leases”), which Leases include an executed amendment (for the Riorge property) in the form attached hereto as Exhibit D, which the lessor and the lessee accept to reduces the term of such Lease to two (2) years from the Closing Date (the “Riorges Lease Amendment”) and to grant the lessee an option to extend the term of the lease for an additional two (2) years.

6.1.8.2	each of the Leases of real or personal property to which the Company or the Subsidiary is a party, either as lessor or lessee, is valid and enforceable in accordance with its terms and no consent of any lessor is required to maintain such Leases in full force and effect following the transfer of the Shares as contemplated by this Agreement. Save as set out in Schedule 10 none of the Leases contains any unusual provisions;

6.1.8.3	no notice to terminate has been given to the Company in respect of any of the Leases and to the best of the knowledge of the Guarantors the Company has not been responsible for any act or omission which could justify the lessor in terminating any such Lease.

6.1.9	Intellectual Property

6.1.9.1	Schedule11 contains a list of the patents, trademarks, trade names, domain names, websites, copyright, logos, designs, software and other intellectual property rights (hereinafter called “the Rights”) used by either the Company or the Subsidiary. The Rights are owned by the Company or the Subsidiary free from any charge or encumbrance save as specified in said Schedule 12 or are used pursuant to valid licenses from third parties of which details are given in said Schedule11;

6.1.9.2	to the best of the Guarantors’ knowledge, neither the Company nor the Subsidiary has infringed, and neither the Company nor the Subsidiary does infringe upon, any right belonging to any third party relating to any patent, trademark, trade name, copyright, logo, design or software or any other intellectual property rights belonging to third parties;

6.1.9.3	none of the directors or employees of the Company or the Subsidiary owns, directly or indirectly, in whole or in part, any patent, trademark or other intellectual or industrial property right to which the Company or the Subsidiary has a license or which are necessary or desirable for its commercial activities as currently conducted;

6.1.9.4	each of the Company and the Subsidiary has the unfettered right to use its corporate name, to which it has full title and enjoyment, without paying any royalty to a third party.

6.1.10	Contracts

6.1.10.1	Set forth in Schedule 13 hereto is a list of all the contracts, commitments, agreements and guarantees or other undertakings to which the Company or the Subsidiary is a party which (i) account for more than 10 per cent of the turnover of the Company or the Subsidiary for the financial period ended on the Closing Date; or (ii) are for a period of more than 24 months; or (iii) provide for capital expenditure or the disposal of capital assets for an aggregate amount in excess of EUR 15,000; or (iv) contain any exclusivity commitment by, or for the benefit of, the Company or the Subsidiary; or (v) contain any commitment by any party not to compete with any other; or (vi) are otherwise material to the management, development and marketing of the Company or the Subsidiary (hereinafter called “Material Contracts”);

6.1.10.2	to the best of the Guarantors’ knowledge, neither the Company nor the Subsidiary (i) has entered into any Material Contract which gives rise to duties or liabilities which are unusual in relation to the normal rules of proper management of a commercial enterprise, and (ii) is in breach of any of its obligations under any Material Contract;

6.1.10.3	to the best of the knowledge of the Guarantors, all contracts, agreements or arrangements, whether written or verbal, to which the Company or the Subsidiary is a party represent valid and enforceable obligations. No such contract, agreement or arrangement has been entered into in violation of applicable laws or regulations and the Company, the Subsidiary and the other contracting parties have respected their obligations thereunder. Such contracts, agreements or arrangements were entered into in the ordinary course of business, are valid, and are not liable to be declared null and void;

6.1.10.4	to the best of the Guarantors’ knowledge, the transfer of the Shares on the Closing Date will not result in the accelerated maturity of any loan or guarantee agreement or any other payment to be made to any third party under any other contract or arrangement to which the Company or the Subsidiary is a party, or require the consent of any third party to the continuing effectiveness of any Material Contract;

6.1.10.5	to the best of the Guarantors’ knowledge, the execution and performance of this Agreement (i) do not and will not result in the termination of any Material Contract or any other instrument or arrangement to which either the Company or the Subsidiary is a party or by which any of them may be bound or affected, (ii) do not and will not conflict with or result in any violation or breach by the Company or the Subsidiary under any Material Contract or other instrument or arrangement, and (iii) will not grant to any other contracting party the right to terminate or modify any such Material Contract or other instrument or arrangement;

6.1.10.6	neither the Guarantors, the Company or the Subsidiary have received any notice whatever pursuant to which any of the 10 largest customers or suppliers or lenders of the Company or the Subsidiary has disclosed its intention to cease or substantially reduce its commercial relationship with the Company or the Subsidiary, as applicable, for any reason whatsoever including, without limitation, as a result of the transfer of the Shares to the Purchaser or the transfer of the Subsidiary Shares to the Company;

6.1.10.7	neither the Company nor the Subsidiary is bound by any contract, commitment or other arrangement directly or indirectly with any of the Sellers or any legal entity controlled by any of them except for the Riorges lease.

6.1.11	Personnel

6.1.11.1	Set out in Schedule 14 are:
(i)	a list of all the employees of the Company and the Subsidiary including their duties, the nature of the contract (indefinite or fixed term), their age, seniority and current annual remuneration (including any right to bonus, benefits in kind, profit sharing and any departure or retirement indemnities) and, for persons having an employment contract for a definite period, the date of expiration of the contract;

(ii)	a list of all pension benefits offered by the Company or the Subsidiary to any of its present or former employees or corporate officers all of which benefits are, save as mentioned in Schedule 14, fully funded;

(iii)	a list of temporary personnel, of outside collaborators, of sales representatives (VRPs) and any other persons who do not have the status of salaried employees but who regularly collaborate in the operations of the Company or the Subsidiary;

(iv)	a list of the collective bargaining and other collective agreements applicable to the personnel of the Company and the Subsidiary (including any agreement relating to bonuses, pensions, deferred remuneration, profit sharing or share option schemes); and

(v)	a copy of all of the welfare and healthcare benefit contracts.
6.1.11.2	none of the employees or corporate officers of the Company or the Subsidiary is entitled to any benefits that are unusual in the light of the prevailing industry standards in the place of employment of such employee or officer and no employee or director of the Company or the Subsidiary;

6.1.11.3	to the best of the knowledge of the Guarantors none of the employees of the Company or the Subsidiary has made it known that he intends to terminate his employment agreement;

6.1.11.4	there have been no strikes, lock-outs, sit-ins or other industrial action at any of the premises of the Company or the Subsidiary during the 24 months prior to the date hereof and the Sellers have no knowledge of any such industrial action being threatened or pending;

6.1.11.5	the number of full-time equivalent employees of the Company and the Subsidiary is, respectively, 49.45 and 16, and neither the Company nor the Subsidiary has (and would not have if requested by any employee) any obligation to establish or permit a Work Council, or to establish a profit-sharing plan for the Company’s or the Subsidiary’s employees. To the best of the knowledge of the Guarantors, the Company could establish a profit-sharing plan for the Company’s or the Subsidiary’s employees, from this fiscal year, according to the applicable legal dispositions;

6.1.11.6	The Company and the Subsidiary comply with the legislative and regulatory provisions applicable to representation of the employees, particularly as concerns creation of a Workers Council, establishment of programs for employee profit-sharing, or creation of a Hygiene and Safety Committee. The Companies or their senior managers have not been the object of any inquiry or proceedings relating to the offense of hindrance of, or any proceedings resulting from a refusal to create or delay in, creating a Workers Council, programs for employee profit-sharing, or establishment of a Hygiene and Safety Committee. The Company and the Subsidiary have each filed all social declarations before the competent authorities and at the required time with respect to any person working or having worked for the Company or the Subsidiary.

6.1.11.7	The Company and the Subsidiary have respected the terms of the industry-wide conventions and collective bargaining agreements that are legally applicable to it (and of all the employment contracts they have concluded). They have complied with the provisions of all group insurance plans and policies, and in particular the policies concerning health, disability, death and legal retirement. None of the employees of the Company and the Subsidiary benefit from conditions that are more favorable than those provided by the collective bargaining agreement and by applicable law (droit commun). No employee any longer holds any share subscription or purchase options issued by any of the Company or the Subsidiary and more generally, any right of any kind whatsoever that would enable him to purchase immediately or in the future any shares issued or to be issued by any of the Company and the Subsidiary.

6.1.11.8	The Company and the Subsidiary are not subject to any obligation of any nature whatsoever (because of the effect of law or otherwise) to make payment to any person for past services or in connection with termination of an employment contract that would not be duly covered by provisions in the Financial Statements.

6.1.11.9	None of the employees or officers of the Company or the Subsidiary benefits from provisions, in case of termination or dismissal, that would make the Company or the Subsidiary subject to payment of amounts (i) exceeding the ones provided for by law and any applicable collective bargaining agreements, or (ii) due to a “Golden Parachute” provision. None of the Company’s or Subsidiary’s employees, except Ms Martine Perron, is entitled to a pension or other benefit at the time of his retirement exceeding what is provided for by law and under the applicable collective bargaining agreements.

6.1.11.10	There have been no disputes during the last three complete years before the Closing Date between the Company or the Subsidiary and any of their employees (past or present), or any labor disputes with individuals which have led to a firm and final settlement agreement during such three-year period except the disputes listed in Schedule 14.

6.1.12	Insurance

6.1.12.1	The business activities of the Company and the Subsidiary and all the assets owned, leased or used by it are validly insured with reputable companies and the terms of the policies are such as would be acceptable to a prudent entrepreneur carrying on a similar business with similar assets. Brief details of the policies (copies of which have been supplied to the Purchaser) are set out in Schedule 15;

6.1.12.2	to the best of the Guarantors’ knowledge, each of the Company and the Subsidiary have fulfilled all of its obligations pursuant to the insurance policies, in particular with respect to the declarations of risks and claims and the payment of premiums relating to such policies. As at the date hereof neither the Company nor the Subsidiary has received or given any notice of termination or non-renewal or received any notice from any of the relevant insurance companies of their intention substantially to increase the premiums due, or to raise the franchises or to reduce the cover provided.

6.1.13	Environment

6.1.13.1	To the best of the Guarantors’ knowledge, the business activities of each of the Company and the Subsidiary have always been and are currently operated in compliance with the applicable laws and regulations in force concerning the protection of the environment, and no product manufactured, assembled or sold or any service supplied by the Company or the Subsidiary is in violation of such laws and regulations;

6.1.13.2	to the best of the Guarantors’ knowledge, each of the Company and the Subsidiary have at all times obtained and complied with all authorizations, licenses and other approvals required by the laws and regulations in force and has not received any notification from any competent body to the effect that any such authorization, license or approval has not been complied with or has been withdrawn.

6.1.14	Litigation

Save for the cases listed in Schedule 16, there is no current litigation, arbitration, claim, administrative proceeding, administrative proceeding or investigation or any other current action or proceeding whether as plaintiff or defendant in relation to the Company, the Subsidiary or the Guarantors, and the Guarantors are unaware of any facts which might give rise to any such action or proceeding.

6.1.15	Absence of Changes

6.1.15.1	Since the Company Balance Sheet Date or the Subsidiary Balance Sheet Date, as applicable, and pending the Closing Date there has not been and will not be in relation to either the Company or the Subsidiary:
(i)	any declaration or payment of any dividend or any other distribution of profits or reserves, or the payment of any bonus or other amount to the Guarantors or any other Company or Subsidiary employee or the granting of any raise to any Company or Subsidiary employee except the distribution of dividends decided on January 4, 2010 and the payments of the bonus of the employees of the Company in December 2009 ;

(ii)	any purchase or sale of securities, or any issue by the Company of shares or other securities, rights or options to purchase or subscribe shares in the Company or which are capable of granting the right to acquire or subscribe securities which represent a share in the capital of the Company;

(iii)	the assumption of an obligation or liability other than current obligations or liabilities incurred in the normal course of business;

(iv)	any guarantee surety or letter of comfort in respect of the obligations of third parties;

(v)	any lien, security interest, pledge, mortgage, easement, or other charge granted over any tangible or intangible assets;

(vi)	any action or event materially and adversely affecting the Company, the Subsidiary, the Business, the Company’s assets, the Shares or the Subsidiary Shares;

(vii)	the receipt of any license fees or other prepayment for a period of more than one year;

(viii)	any transaction or capital expenditure (a) having a value in excess of €20,000, that is outside the ordinary course of business of the Company or the Subsidiary or (b) that is inconsistent with the Company’s or the Subsidiary’s practices prior to the Balance Sheet Date, except the acquisition of the Shares of the Subsidiary.
6.1.16	Lists
6.1.16.1	Set out in Schedule 17 are lists showing in relation to the Company and the Subsidiary:
(i)	the name and address of each person who has received general or special powers.
6.1.17	Absence of Certain Business Practices

None of the Sellers, the Company, the Subsidiary nor any other affiliate or agent of the Sellers, the Company or the Subsidiary, or any other person acting on behalf of or associated with the Company or the Subsidiary, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier to obtain favorable treatment in securing business from the Company or the Subsidiary; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official, employee or agent of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company or the Subsidiary (or assist the Company or the Subsidiary in connection with any actual or proposed transaction).
6.1.18	Products, Services and Authorizations

Schedule 18 sets forth a list of all of the products and services developed by the Company or the Subsidiary, or otherwise sold or licensed by the Company or the Subsidiary. Each such product or service has been designed, manufactured or serviced, and as of the date hereof operates, in accordance with in all material respects (i) the specifications set forth in the manuals for such product or service, and (ii) the provisions of all legal requirements.
(i)	None of the Company’s or the Subsidiary’s material products or services (i) contain any bug, defect or error that affects the use, functionality or performance of such product or service; or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such product or service or any product, service or system containing or used in conjunction with such product or service.

(ii)	There are no claims existing or threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company or the Subsidiary.
6.1.19	Customers and Suppliers

Except as set forth in Schedule 19, none of the current customers of the Company or the Subsidiary that are a party to a contract has indicated in writing to the Company or the Subsidiary from October 1st, 2009 until the closing date that it intends to terminate its contract to receive services or products from the Company or the Subsidiary. No material supplier or exclusive supplier of the Company or the Subsidiary that is a party to a contract has indicated in writing to the Company or the Subsidiary within the past year that it intends to terminate its contract with the Company or the Subsidiary.
6.1.20	Banking Facilities

Schedule 20 identifies each bank, savings and loan or similar financial institution in which the Company or the Subsidiary has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or the Subsidiary thereat and the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) or each such person with respect thereto.
6.1.21	Compliance With Law

Each of the Company and the Subsidiary are and have been in compliance with all applicable laws, rules, regulations and ordinances applicable to it; and

no notice of any failure to comply with any such applicable laws, rules, regulations and ordinances have been received by the Company or the Subsidiary for the two-year period prior to the Closing Date.

6.1.22	General
All of the information contained in this Agreement, including the recitals and the Schedules hereto, is complete and accurate in all material respects.

6.1.23	Authority Relative to this Agreement

6.1.23.1	The execution and performance of this Agreement by the Sellers do not and will not conflict with or result in any violation or breach of, or any default under, any law or any obligation of the Sellers or any of them or any other agreement to which any of them is a party, nor is there any litigation current or pending involving any of the Sellers which could prevent or hinder their execution and performance of this Agreement.

6.1.23.2	the Sellers have full power, authority and right to enter into this Agreement and to consummate the transactions contemplated hereby.

6.1.24	Compliance with the Moroccan foreign exchange control regulations.

The Sellers, the Company and the Subsidiary, and to the knowledge of the Sellers, the former shareholders of the Subsidiary, are and have been in compliance with any applicable Moroccan foreign exchange control regulations.
6.2	Guarantors’ liability

The Guarantors and the Sellers recognize and accept that the Purchaser has entered into this Agreement in reliance on the Representations and Warranties.

7.	INDEMNIFICATION

7.1	Guarantors’ undertaking

The Guarantors jointly and severally undertake to indemnify the Purchaser or the Company, as applicable, by way of reduction in the Price or, and if the Purchaser in its absolute discretion so wishes, by making good and holding harmless the Company and the Subsidiary for the full amount of any damage, loss, liability or expense of any kind, including legal and court fees, settlement amounts and loss of value (“Damage”) which results from:
7.1.1	any failure of the Sellers to respect their obligations hereunder;

7.1.2	any inaccuracy, error or omission in the Representations and Warranties (and in each case without regard to any knowledge or materiality qualifiers); and

7.1.3	any civil or criminal complaint or action with respect to Presshall’s alleged ownership of all or any part of the Company’s or the Subsidiary’s data base.
Notwithstanding, anything in this Article 7.1 to the contrary, with respect to matters that are indemnified solely under Article 7.1.3 hereof, the amount of Damages for which

Guarantors are responsible shall be limited to twenty-five percent (25%) of the total amount of such Damages.
7.2	Absence of Guarantors’ liability

The Guarantors shall not be liable to the Purchaser pursuant to Article 7.1:
7.2.1	in respect of any single items of Damage of a value of less than EUR FIVE THOUSAND (5,000) and any such items of Damage shall not be taken into account for the purpose of determining whether or not the threshold referred to in Article 7.2.2 has been reached; or

7.2.2	unless the aggregate Damage claimed in accordance with Article 7.3 (excluding that referred to in Article 7.2.1) exceeds the sum of EUR SIXTY THOUSAND (60,000) and then only in respect of such excess; or

7.2.3	for any amount in excess of twenty-five percent (25%) of the sum of (i) the Price, after the adjustment required by Article 2.2 and (ii) the Earn-Out Amount actually paid to the Sellers.
7.3	Claim period

Save for claims in respect of fiscal, parafiscal or social security matters which may be made up to thirty (30) days after the expiry of the relevant legal prescription period, or claims for fraud, for which there is no time limit, any claim for indemnification pursuant to Article 7.1 must be made not later than two years following the Closing Date by notice in writing to the Sellers in accordance with Article 12 hereof. Such notice shall give brief details of the relevant facts and an estimate of the Damage. Indemnification shall be due if notice of the relevant facts is given within the relevant period even if the quantification of the Damage does not take place until after the expiration of such period.

7.4	Intentionally Deleted

7.5	Third party claims

In the event that any Damage results from a demand or claim made by a third party the Purchaser shall notify the Guarantors within thirty days of the Purchaser becoming aware of the same (or such longer period as to which the Guarantors’ right to defend the claim is not materially impaired) and the Guarantors, or their counsel, shall have access to all relevant books and other documents of the Company concerning such a demand or claim, and these shall be made available at the registered office of the Company or any other place mutually agreed upon, subject to reasonable notice, and for a reasonable period. The Guarantors shall have the right, at their own expense, to join in the defense or the conclusion, by way of settlement or amicable agreement of any such demand or claim. The Purchaser and the Company shall alone have the power to settle, negotiate or otherwise conclude all matters concerning such demands or claims provided that the Purchaser shall act and shall procure that the Company shall act in a reasonable manner (in the light of the commercial interests of the Company) without regard to the fact that they may be able to claim an indemnity for Damage from the Guarantors.

7.6	Damage relating to a change in timing

Any Damage claimed by the Purchaser pursuant to Article 7.3 in respect of any tax liability which constitutes a simple change in timing (e.g., deferring depreciation or a VAT deduction) shall be limited to the financing cost to the Company resulting from such change in timing.

7.7	Payment
7.7.1	All payments due under this Article 7 shall be made within ten business days from the date upon which notice of the Damage is given by the Purchaser to the Guarantors under Article 7.3, or, if later, from the date on which the Damage is quantified, provided, however, that no payment shall be due in respect of any claim unless and until the Purchaser shall have given to the Guarantors and/or their advisors full details of the claim, including all supporting documentation, and shall have given to the Guarantors a reasonable period to assess the same.

7.7.2	At Closing, Sellers shall present to Purchaser a two-year bank guarantee, in form and substance reasonably satisfactory to the Purchaser, in the initial amount of €700,000, which amount may be drawn upon by Purchaser toward payment of any and all Damage claims due hereunder. The amount of the bank guaranty shall be reduced to €233,633 on the first anniversary of the Closing Date; but such reduction shall not apply with respect to any claim for Damage presented to Guarantor on or before the first anniversary of the Closing Date. If there is any claim that is not resolved at the end of the two year period, the Purchaser can draw on the bank guaranty and hold such funds in escrow.

7.7.3	Purchaser may, at its option, apply all or any portion of the Earn Out Amounts, if any, due under Article 2.2 to offset any Damage due under this Article 7.
8.	NON COMPETITION

8.1	Non-Competition, Non-Solicitation and Non-Disclosure.
8.1.1	In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Guarantors hereby jointly and severally covenants and agrees as follows:

8.1.1.1	Such Guarantor shall not for a period beginning on the date hereof and ending on the third anniversary of the date hereof (the “Non-Competition Period”), directly, indirectly, or in concert with any other Person (including those Persons in actual competition with Vocus, Inc. or the Company on the Closing Date, such as Business Wire, Cision AB, Critical Mention, Inc., dna13 Inc., Dow Jones & Company, Durrants Ltd., Meltwater News, Moreover Technologies Ltd., PR Newswire Association LLC, TEKgroup International, Inc., Thompson Reuters, any parent or subsidiary thereof, or any other company or other business directly or indirectly engaged in providing Conflicting Services: (A) acquire or have any interest in, whether as a proprietor, partner, co-venturer, financier, or investor, any Person that directly or through a controlled Affiliate, offers, solicits, provides, or engages in

Conflicting Services; or (B) be employed by or serve as director, officer, agent, representative, or consultant to any Person that directly or through a controlled Affiliate, offers, solicits, provides, or engages in Conflicting Services. Such Guarantor agrees that the market for the Purchaser’s products and services is the European Union and Switzerland, so that this Section 8.1 applies to their activities in the European Union and Switzerland.
8.1.1.2	Such Guarantor shall not, during the Non-Competition Period, directly, indirectly, or in concert with any other Person (including those Persons in actual competition with Vocus, Inc. or the Company on the Closing Date, such as Business Wire, Cision AB, Critical Mention, Inc., dna13 Inc., Dow Jones & Company, Durrants Ltd., Meltwater News, Moreover Technologies Ltd., PR Newswire Association LLC, TEKgroup International, Inc., Thompson Reuters, any parent or subsidiary thereof, or any other company or other business directly or indirectly engaged in providing Conflicting Services), whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, agent, representative, consultant or otherwise request, induce, or attempt to induce any Customer to terminate its relationship with the Company or any of its Affiliates (including the Purchaser).

8.1.1.3	Such Guarantor shall not, during the Non-Competition Period, directly, indirectly, or in concert with any other Person (including those Persons in actual competition with Vocus, Inc. or the Company on the Closing Date, such as Business Wire, Cision AB, Critical Mention, Inc., dna13 Inc., Dow Jones & Company, Durrants Ltd., Meltwater News, Moreover Technologies Ltd., PR Newswire Association LLC, TEKgroup International, Inc., Thompson Reuters, any parent or subsidiary thereof, or any other company or other business directly or indirectly engaged in providing Conflicting Services), whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, agent, representative, consultant or otherwise offer employment to or solicit (directly or indirectly, individually or in connection with any new employer or other business partner) any individual who is an employee of the Company at Closing; provided, however, the foregoing restrictions shall not apply to any employee who (i) has been terminated after the Closing or (ii) responds to a general solicitation through the media.

8.1.1.4	Such Guarantor shall not, during the Non-Competition Period, directly or indirectly disparage the Purchaser, Vocus, Inc., the Company, the Subsidiary or any of their Affiliates, or any of their respective products or service, or any of their respective officers, directors, employees, shareholders or members.

8.1.2	Nothing contained in Section 8.1.1 above shall be deemed to prevent such Guarantor from acquiring through market purchases and owning, solely as an investment, less than two percent (2%) in the aggregate of any publicly-traded equity securities.

8.1.3	Such Guarantor acknowledges and agrees that the covenants provided for in Section 8.1.1 are reasonable and necessary in terms of time, area and line of business to protect the Purchaser’s, Vocus, Inc.’s, the Company’s, the Subsidiary’s or their Affiliates’ trade secrets. Such Guarantor further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of the Purchaser and its Affiliates, which include its interests in protecting the Purchaser’s, Vocus, Inc.’s, the Company’s, the Subsidiary’s or their Affiliates’ (i) valuable confidential business information, (ii) substantial relationships with customers throughout the world, and (iii) customer goodwill associated with the ongoing business of the Purchaser, the Company, the Subsidiary or their Affiliates. Such Guarantor expressly authorizes the enforcement of the covenants provided for in Section 8.1.1 by (A) the Purchaser, Vocus, Inc., the Company, the Subsidiary or their Affiliates, (B) the Purchaser’s permitted assigns, and (C) any successors to the Purchaser, Vocus, Inc., the Company, the Subsidiary or their Affiliates or the Purchaser’s, the Company, the Subsidiary or their Affiliates business. The Parties agree that they have attempted to restrict such Guarantor’s activities to a reasonable degree appropriate to protect the interests of the Purchaser, Vocus, Inc., and the Company although they agree that others may disagree about this determination. Therefore, the Parties agree that a court or other trier of fact may modify and enforce these restrictions to the minimum extent deemed necessary to be found reasonable. If a court declines to modify and enforce this Agreement as provided above, the Parties agree that this Agreement will be automatically modified to provide the Purchaser with the maximum protection of its business interests allowed by law and the Guarantors agree to be bound by such Agreement as modified; but in no event shall the Purchaser be entitled to greater rights than it has under this Agreement.

8.1.4	For purposes of this Agreement, “Conflicting Services” means any product, service or process which competes with a product, service or process performed, offered or owned by the Company or Vocus, Inc. as of the date hereof, including news clipping, customized online newsrooms, media relationship management, news and press release distribution services, news monitoring and analytics.

8.1.5	Following the date hereof and for a one-year period thereafter, Mr. Jacques Hamel shall, in order to guarantee the compliance with the U.S. regulations applicable to Vocus, Inc, execute and deliver such documents, and take such other actions, as shall be reasonably requested by the Company or Vocus, Inc., which actions will include requesting the Company’s independent auditors and other agents of the Company for the period on or prior to April 16, 2010 to cooperate with Vocus Inc. in connection with any audit, investigation, dispute or litigation, tax return or any other reasonable business purpose relating to the Company. Without limiting the generality of the foregoing, Mr. Hamel shall provide such cooperation as the Company or Vocus, Inc. may reasonably request from time to time in connection with any financial statements of the Company, Vocus, Inc. or any Affiliate thereof for any period on or prior to the date hereof required to be filed with the U.S. Securities and Exchange Commission, including, without limitation, by executing and delivering such management representation letters as may be required by the Company’s or Vocus, Inc.’s auditors. As appropriate, Mr. Hamel will cause Pressetel to comply with the requirements of this Article 8.1.5.

9.	ASSIGNMENT

9.1	Personal contract

This Agreement is personal to the parties and cannot be assigned by any of them save that the Purchaser may assign its rights hereunder to an Affiliate, and for all purposes of this Agreement the term “Affiliate” shall mean any company which, directly or indirectly, controls or is controlled by or is under the same control as the Purchaser and the term “control” shall mean the ability to exercise or to procure the exercise, directly or indirectly, of at least fifty per cent (50%) of the voting shares of a company.

9.2	Death or incapacity

In the event of the death or permanent mental incapacity of one or more of the Sellers this Agreement shall be binding on his heirs and successors.

10.	EXPENSES

Each of the parties shall bear all the costs and expenses incurred by it in connection with this Agreement and its execution including, but not limited to, the fees and disbursements of any counsel, independent accountant or any other person whose services may have been used by said party in relation hereto. The cost incurred for the preparation of the different financial statements or estimated interim accounts at January 31, February 28, and March 31, 2010 shall be beared by Data Presse.

11.	CONFIDENTIALITY

11.1	Confidentiality of the transaction

The Sellers and the Purchaser undertake to hold in confidence and not to disclose to third parties (except to their professional advisors and, in the case of the Purchaser, to any of its associated companies as defined in Article 9.1) without the prior written consent of the other the terms and conditions of the transaction contemplated hereby.

11.2	Announcements

All announcements by or on behalf of the parties hereto relating to the transaction contemplated hereby shall be in terms agreed by the parties save that the Purchaser shall be entitled to make such announcement as it thinks fit to comply with the regulations of any Stock Exchange on which the Purchaser or any associated company of the Purchaser may be quoted, or as may be required by any law applicable to Purchaser.

11.3	Obligations of the parties

If for any reason the transaction contemplated hereby is not completed, the obligations of the parties pursuant to this Article 11 will remain in force for a period of three years from the date hereof.

12.	NOTICES

12.1	Provision of notice

Any notice required to be given hereunder shall be validly given if sent by registered letter (with return receipt requested) or by fax, confirmed by such registered letter, or by hand delivery against written acknowledgement of receipt to the addresses of the parties.

Notices shall be effective as or the date of receipt

12.2	Authority to accept notices

The Sellers irrevocably confer on Mr. Jacques Hamel, who accepts, the authority to accept notices on behalf of all of them and notice given to Mr. Jacques Hamel shall be deemed to be notice to all of them.

13.	CHOICE OF LAW AND JURISDICTION

13.1	Choice of law

This Agreement shall be governed by and construed in accordance with French law.

13.2	Jurisdiction

Any dispute arising in relation to this Agreement, its interpretation or execution shall be submitted to the Commercial Court of Paris (France).

14.	WAIVERS

The failure by any party hereto promptly to avail itself in whole or in part of any right, power or privilege to which such party is entitled pursuant to the terms of this Agreement shall not constitute a waiver of such right, power or privilege which may be exercised at any time. To be valid, waiver by any party hereto of any such right, power or privilege must be in writing and notified to the other parties as provided herein.

15.	HEADINGS

The descriptive words or phrases at the head of the Articles are inserted only as a convenience and for reference purposes and are not intended to in any way define, limit or describe the scope or intent of the Articles which they precede.

16.	WHOLE AGREEMENT

This Agreement constitutes the entirety of the agreement between the parties with regard to the subject matter hereof and supersedes any previous agreement or agreements whether verbal or written with regard thereto.

PURCHASER:
For and on behalf of
Vocus Holdings B.V.

By:	/s/ Stephen Vintz	By:	Equity Trust Co. N.V.

Title:	Managing Director A		/s/ M.F. Fratila
Date:	April 16, 2010		/s/ W.H. Kamphuijs

		Title:	Managing Director B
		Date:	April 16, 2010

SELLERS:

/s/ Jacques Hamel	/s/ Julie Noirard

Mr. Jacques Hamel	Ms. Julie Noirard
Date: April 16, 2010	Date: April 16, 2010

/s/ Martine Perron	/s/ Clémentine Noirard

Ms. Martine Perron	Ms. Clémentine Noirard
Date: April 16, 2010	Date: April 16, 2010

/s/ Eugénie Hamel	/s/ Eric Noirard

Miss Eugénie Hamel	Mr. Eric Noirard
Date: April 16, 2010	Date: April 16, 2010

/s/ Nicolas Hamel

Mr. Nicolas Hamel
Date: April 16, 2010